                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Turnstone Systems, Inc.

     The audits referred to in our report dated January 6, 2000, included the related financial statement schedule as of December 31, 1998 and 1999, and for the period from January 2, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports dated January 6, 2000 on the balance sheets of Turnstone Systems, Inc., as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                            KPMG LLP SIGNATURE

Mountain View, California

January 24, 2000